Exhibit 99.1

PRESS RELEASE

For release:	November 5, 2013

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Third Quarter 2013 Financial Results.

Dublin, Ireland (November 5, 2013) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the nine months ended September 30, 2013 of $28.0 million or $1.11 per share. As of September 30th, book value per share was $33.30, an increase of 3.6% compared to book value per share of $32.15 at December 31, 2012.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Nine Months Ended September 30,			As of September 30,	As of December 31,
	2013	2012		2013	2012

Gross Premiums Written	$228.0	$182.3	Book value per share	$33.30	$32.15
Net Premiums Written	$213.9	$162.9	Shareholders’ equity	$838.9	$806.6
			Cash and invested assets	$1,548.9	$1,534.0
Net income	$28.0	$30.4
Net income per share	$1.11	$1.11

Operating income	$21.3	$24.9
Operating income per share	$0.85	$0.91

During the nine months ended September 30, 2013, the Company incurred a prepayment charge related to the retirement of debt, and a premium deficiency charge. During the nine months ended September 30, 2012, the Company received the benefit of a limited partnership distribution and net losses and loss adjustment expenses and acquisition costs and other underwriting expenses were also lower than they otherwise would have been as a result of premium deficiency charges recorded in 2011. Excluding these non-routine events, results would have been as follows;

	Net Income		Operating Income
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in millions, except per share data)	2013	2012	2013	2012

Net/Operating income	$28.0	$30.4	$21.3	$24.9
Prepayment charge	2.9	—	2.9	—
Limited partnership distribution	—	(4.3)	—	(4.3)
Impact of 2011 premium deficiency	—	(8.0)	—	(8.0)
Impact of 2013 premium deficiency	1.2	—	1.2	—
Tax effect assuming applicable statutory rates	(1.2)	0.8	(1.2)	0.8

Adjusted net/operating income	$30.9	$18.9	$24.2	$13.4

Adjusted per share amounts	$1.23	$0.69	$0.96	$0.49

See the notes following the “Summary of Operating Income” table for information regarding the presentation of income excluding non-routine events

Cynthia Y. Valko, Chief Executive Officer, commented: “Global’s insurance and reinsurance premium volume grew by a combined 25% during the first three quarters of 2013 (as compared to 2012). Moreover, the company significantly enhanced operating profitability during the first nine months of 2013 recording a combined ratio1 of 99% (vs. 108% during the 2012 comparable period) as a result of better underwriting, better pricing, and better weather (absence of a major North American hurricane).”

[1]	See the notes on the bottom of the “Consolidated Statements of Operations” table regarding the Combined Ratio

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Nine Months Ended September 30, 2013 and 2012

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Nine Months Ended September 30,
	2013	2012
Loss Ratio:
Current Accident Year
Excluding Catastrophes	49.1	57.9
Catastrophes	10.7	7.6

Current Accident Year	59.8	65.5
Changes to Prior Accident Year	(2.8)	(1.6)

Loss Ratio – Calendar Year	57.0	63.9
Expense Ratio	43.0	39.5

Combined Ratio	100.0	103.4

For the nine months ended September 30th, the calendar year loss ratio decreased by 6.9 points to 57.0 in 2013 from 63.9 in 2012.

Excluding the impact of the 2011 premium deficiency charges, the loss ratio for the nine months ended September 30, 2013 and 2012 was 57.0% and 66.2%.

•	Excluding catastrophes, the current accident year loss ratio decreased by 8.8 points to 49.1 in 2013 from 57.9 in 2012.

•	Excluding catastrophes, the property loss ratio decreased 8.0 points to 33.9 in 2013 from 41.9 in 2012. Including catastrophes, the property loss ratio decreased 5.7 points to 50.4 in 2013 from 56.1 in 2012.

•	Excluding the impact of 2011 premium deficiency charges, the casualty loss ratio decreased 3.6 points from 81.1 to 77.5 in 2013.

•	Current year results include a 2.8 point reduction in the loss ratio related to prior accident years. This decrease was primarily driven by better than expected development from accident year 2012 catastrophes as well as lower than expected non-catastrophe severity in property lines.

For the nine months ended September 30th, the expense ratio increased from 39.5 in 2012 to 43.0 in 2013.

•	Excluding the impact of premium deficiency charges, the expense ratio for the nine months ended September 30, 2013 and 2012 was 42.3 and 41.7, respectively.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2013	2012	2013	2012
Insurance Operations	$59,747	$51,205	$54,995	$45,710
Reinsurance Operations	9,038	5,744	9,035	5,745

Total	$68,785	$56,949	$64,030	$51,455

	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2013	2012	2013	2012
Insurance Operations	$172,714	$151,410	$159,010	$132,490
Reinsurance Operations	55,255	30,929	54,844	30,381

Total	$227,969	$182,339	$213,854	$162,871

Insurance Operations: For the three and nine months ended September 30, 2013, gross premiums written increased 16.7% and 14.1%, respectively, and net premiums written increased 20.3% and 20.0%, respectively, compared to the same periods in 2012. These were primarily driven by an increase in the Company’s small business binding authority lines. Written premium increases were also realized in property brokerage, programs, and other lines. Net written premiums also increased as a result of an increase in retention in property excess of loss and property catastrophe.

Reinsurance Operations: For the three and nine months ended September 30, 2013, gross premiums written increased 57.3% and 78.7%, respectively, and net premiums written increased 57.3% and 80.5%, respectively, compared to the same periods in 2012. These increases were primarily due to several new treaties written during 2013.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Gross premiums written	$68,785	$56,949	$227,969	$182,339

Net premiums written	$64,030	$51,455	$213,854	$162,871

Net premiums earned	$64,469	$55,329	$179,136	$177,658
Net investment income	8,486	14,777	28,285	37,265
Net realized investment gains	1,641	3,211	10,204	6,913
Other income (loss)	183	101	484	(291)

Total revenues	74,779	73,418	218,109	221,545

Net losses and loss adjustment expenses	35,483	35,407	102,195	113,574
Acquisition costs and other underwriting expenses	28,028	23,223	76,977	70,150
Corporate and other operating expenses	2,627	2,039	7,444	6,863
Interest expense	3,585	1,265	5,939	4,213

Income before income taxes	5,056	11,484	25,554	26,745
Income tax expense (benefit)	(1,892)	1,571	(2,423)	(3,634)

Net income	$6,948	$9,913	$27,977	$30,379

Weighted average shares outstanding – basic	25,082	25,392	25,066	27,263

Weighted average shares outstanding – diluted	25,189	25,413	25,151	27,281

Net income per share – basic	$0.28	$0.39	$1.12	$1.11

Net income per share – diluted	$0.28	$0.39	$1.11	$1.11

Combined ratio analysis: (1)
Loss ratio (2)	55.1	64.0	57.0	63.9
Expense ratio (3)	43.5	42.0	43.0	39.5

Combined ratio (4)	98.6	106.0	100.0	103.4

(1)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.
(2)	Excluding the impact of the 2011 premium deficiency charges, the loss ratio was 64.2% and 66.2% for the three months and nine months ended September 30, 2012, respectively.
(3)	Excluding the impact of the 2011 and 2013 premium deficiency charges, the expense ratio was 41.0% and 42.7% for the three months ended September 30, 2013 and 2012, respectively. Excluding the impact of 2011 and 2013 premium deficiency charges, the expense ratio was 42.3% and 41.7% for the nine months ended September 30, 2013 and 2012, respectively.
(4)	Excluding the impact of the 2011 and 2013 premium deficiency charges, the combined ratio was 96.1% and 107.0% for the three months ended September 30, 2013 and 2012, respectively. Excluding the impact of the 2011 and 2013 premium deficiency charges, the combined ratio was 99.4% and 107.9% for the nine months ended September 30, 2013 and 2012, respectively.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2013	December 31, 2012
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2013 – $1,175,002 and 2012 – $1,187,094)	$1,196,275	$1,229,322
Equity securities:
Available for sale, at fair value (cost: 2013 – $175,125 and 2012 – $167,179)	233,415	197,075
Other invested assets:
Available for sale securities, at fair value (cost: 2013 – $3,065 and 2012 – $3,049)	3,269	3,132

Total investments	1,432,959	1,429,529

Cash and cash equivalents	115,953	104,460
Premiums receivable, net	40,132	37,752
Reinsurance receivables, net	221,751	241,827
Funds held by ceding reinsurers	30,825	7,410
Deferred federal income taxes	6,338	10,824
Deferred acquisition costs	24,178	18,265
Intangible assets	18,078	18,343
Goodwill	4,820	4,820
Prepaid reinsurance premiums	5,227	5,945
Federal income taxes receivable	3,830	6,844
Other assets	14,339	17,684

Total assets	$1,918,430	$1,903,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$823,063	$879,114
Unearned premiums	128,113	94,114
Ceded balances payable	5,093	4,201
Contingent commissions	9,652	9,911
Payable for securities purchased	4,882	2,634
Margin borrowing facility	65,009	—
Notes and debentures payable	20,619	84,929
Other liabilities	23,096	22,182

Total liabilities	1,079,527	1,097,085

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,190,894 and 16,087,939 respectively; A ordinary shares outstanding: 13,132,133 and 13,030,938, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	515,545	512,304
Accumulated other comprehensive income, net of taxes	54,456	53,350
Retained earnings	370,148	342,171
A ordinary shares in treasury, at cost: 3,058,761 and 3,057,001 shares, respectively	(101,249)	(101,210)

Total shareholders’ equity	838,903	806,618

Total liabilities and shareholders’ equity	$1,918,430	$1,903,703

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) September 30, 2013	December 31, 2012

Fixed Maturities	$1,196.3	$1,229.3
Cash and cash equivalents	116.0	104.5

Total bonds and cash and cash equivalents	1,312.3	1,333.8
Equities and other invested assets	236.7	200.2

Total cash and invested assets, gross	1,549.0	1,534.0
Receivable / (payable) for securities	(4.9)	(2.6)

Total cash and invested assets, net	$1,544.1	$1,531.4

	(Unaudited) Three Months Ended September 30, 2013 (a)	(Unaudited) Nine Months Ended September 30, 2013 (a)

Net investment income	$8.5	$28.3

Net realized investment gains	1.6	10.2
Net unrealized investment gain	10.5	7.3

Net realized and unrealized investment returns	12.1	17.5

Total investment return	$20.6	$45.8

Average total cash and invested assets (b)	$1,535.6	$1,537.7

Total investment return % annualized	5.4%	4.0%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Operating income (1)	$5,944	$7,621	$21,321	$24,856
Adjustments:
Net realized investment gains, net of tax	1,004	2,292	6,656	5,523

Total after-tax adjustments	1,004	2,292	6,656	5,523

Net income	$6,948	$9,913	$27,977	$30,379

Weighted average shares outstanding – basic	25,082	25,392	25,065	27,263

Weighted average shares outstanding – diluted	25,189	25,413	25,151	27,281

Operating income per share – basic	$0.24	$0.30	$0.85	$0.91

Operating income per share – diluted	$0.24	$0.30	$0.85	$0.91

(1)	Please see page 1 of this release for a discussion of events impacting operating income.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

Note Regarding Presentation of Income Excluding Non-Routine Events

The presentation of income excluding non-routine events, including adjusted net income, adjusted operating income and adjusted per share amounts metrics, is a non-GAAP financial measure. These metrics were presented to show comparable results between periods without the impact of non-routine events. It is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.